                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

             TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED

                              PURSUANT TO 13d-2(b)

                            (AMENDMENT NO. _______)(1)

                                  MARIMBA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    56781Q109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / / Rule 13d-1(b)

       / / Rule 13d-1(c)

       /X/ Rule 13d-1(d)

--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 56781Q109                   13G                    Page 2 of 16 Pages
-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            KPCB JAVA FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB JAVA") 77-0432307

-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
         GROUP*                                    (a) / /     (b)  /X/
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
  NUMBER OF             5  SOLE VOTING POWER                                  0
    SHARES              -------------------------------------------------------
 BENEFICIALLY           6  SHARED VOTING POWER                        1,988,745
    OWNED BY            -------------------------------------------------------
     EACH               7  SOLE DISPOSITIVE POWER                             0
   REPORTING            -------------------------------------------------------
  PERSON WITH           8  SHARED DISPOSITIVE POWER                   1,988,745
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                             1,988,745
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    / /
-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   8.6%
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*                                           PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 56781Q109            13G                           Page 3 of 16 Pages
-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         KPCB JAVA ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB JAVA ASSOCIATES") 77-0432306

-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
         GROUP*                                    (a) / /    (b)  /X/
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                        5  SOLE VOTING POWER                                  0
                       --------------------------------------------------------
  NUMBER OF             6  SHARED VOTING POWER
   SHARES                  1,988,745 shares directly held by KPCB Java. KPCB
 BENEFICIALLY              Java Associates is the general partner of KPCB Java.
  OWNED BY             --------------------------------------------------------
    EACH                7  SOLE DISPOSITIVE POWER                             0
  REPORTING            --------------------------------------------------------
 PERSON WITH            8  SHARED DISPOSITIVE POWER
                           1,988,745 shares directly held by KPCB Java. KPCB
                           Java Associates is the general partner of KPCB Java.

-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                             1,988,745
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    / /
-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   8.6%
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*                                           PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 56781Q109            13G                           Page 4 of 16 Pages
-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818

-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
         GROUP*                                    (a)  / /     (b) /X/
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                        5  SOLE VOTING POWER                                  0
                       --------------------------------------------------------
  NUMBER OF             6  SHARED VOTING POWER
    SHARES                 2,825,671 shares of which 1,988,745 shares are
BENEFICIALL                directly held by KPCB Java, 760,795 shares are
   OWNED BY                directly held by Kleiner Perkins Caufield & Byers
    EACH                   VIII, L.P., a California limited partnership
REPORTING                 ("KPCB VIII"), and 76,131 shares are directly held by
PERSON WITH                KPCB VIII Founders Fund, L.P., a California limited
                           partnership ("KPCB VIII FF"). KPCB VIII Associates is
                           the general partner of KPCB Java Associates, KPCB
                           VIII and KPCB VIII FF. KPCB Java Associates is the
                           general partner of KPCB Java.
                       --------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER                             0
                       --------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER
                           2,825,671 shares of which 1,988,745 shares are directly held by KPCB Java, 760,795 shares are directly held by KPCB VIII, and 76,131 shares are directly held by KPCB VIII FF. KPCB VIII Associates is the general partner of KPCB Java Associates, KPCB VIII and KPCB VIII FF. KPCB Java Associates is the general partner of KPCB Java.

-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                             2,825,671
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    / /
-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  12.2%
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*                                           PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 56781Q109                  13G                   Page 5 of 16 Pages
-------------------------------------------------------------------------------
          1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS

-------------------------------------------------------------------------------
          2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                    (a) / /     (b) /X/
-------------------------------------------------------------------------------
          3  SEC USE ONLY

-------------------------------------------------------------------------------
          4  CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY          5  SOLE VOTING POWER                     2,791
EACH REPORTING PERSON WITH      -----------------------------------------------
                                 6  SHARED VOTING POWER
                                    2,898,124 shares of which 1,988,745 shares
                                    are directly held by KPCB Java, 760,795
                                    shares are directly held by KPCB VIII,
                                    72,453 shares are directly held by KPCB
                                    Information Sciences Zaibatsu Fund II, L.P.,
                                    a California limited partnership ("KPCB ZF
                                    II"), and 76,131 shares are directly held by
                                    KPCB VIII FF. KPCB VIII Associates is the
                                    general partner of KPCB Java Associates,
                                    KPCB VIII and KPCB VIII FF. KPCB Java
                                    Associates is the general partner of KPCB
                                    Java. KPCB VII Associates, L.P., a
                                    California limited partnership ("KPCB VII
                                    Associates"), is the general partner of KPCB
                                    ZF II. Mr. Byers is a general partner of
                                    KPCB VIII Associates and KPCB VII
                                    Associates. Mr. Byers disclaims beneficial
                                    ownership of the shares held directly by
                                    KPCB Java, KPCB VIII, KPCB VIII FF and KPCB
                                    ZF II.
                                -----------------------------------------------
                                 7  SOLE DISPOSITIVE POWER                2,791

                                -----------------------------------------------
                                 8 SHARED DISPOSITIVE POWER

                                    2,898,124 shares of which 1,988,745 shares
                                    are directly held by KPCB Java, 760,795
                                    shares are directly held by KPCB VIII,
                                    72,453 shares are directly held by KPCB ZF
                                    II, and 76,131 shares are directly held by
                                    KPCB VIII FF. KPCB VIII Associates is the
                                    general partner of KPCB Java Associates,
                                    KPCB VIII and KPCB VIII FF. KPCB Java
                                    Associates is the general partner of KPCB
                                    Java. KPCB VII Associates is the general
                                    partner of KPCB ZF II. Mr. Byers is a
                                    general partner of KPCB VIII Associates and
                                    KPCB VII Associates. Mr. Byers disclaims
                                    beneficial ownership of the shares held
                                    directly by KPCB Java, KPCB VIII, KPCB VIII
                                    FF and KPCB ZF II.
-------------------------------------------------------------------------------
          9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         2,900,915
-------------------------------------------------------------------------------
         10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       / /
-------------------------------------------------------------------------------
         11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              12.5%
-------------------------------------------------------------------------------
         12  TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 56781Q109                   13G                Page 6 of 16 Pages
-------------------------------------------------------------------------------
          1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN R. COMPTON

-------------------------------------------------------------------------------
          2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                    (a) / /     (b)  /X/
-------------------------------------------------------------------------------
          3  SEC USE ONLY

-------------------------------------------------------------------------------
          4  CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

-------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH          5  SOLE VOTING POWER                  3,488
                                   --------------------------------------------
                                    6  SHARED VOTING POWER
                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Compton is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Compton disclaims beneficial ownership of
                                       the shares held directly by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
                                   --------------------------------------------
                                    7  SOLE DISPOSITIVE POWER             3,488
                                   --------------------------------------------
                                    8  SHARED DISPOSITIVE POWER
                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Compton is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Compton disclaims beneficial ownership of
                                       the shares held directly by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
-------------------------------------------------------------------------------

          9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         2,901,612
-------------------------------------------------------------------------------
         10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
         11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              12.5%
-------------------------------------------------------------------------------
         12  TYPE OF REPORTING PERSON*                                       IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 56781Q109                13G                       Page 7 of 16 Pages
-------------------------------------------------------------------------------
          1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR

-------------------------------------------------------------------------------
          2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                    (a) / /   (b)  /X/
-------------------------------------------------------------------------------
          3  SEC USE ONLY

-------------------------------------------------------------------------------
          4  CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

-------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH          5  SOLE VOTING POWER                  6,977
                                   --------------------------------------------
                                    6  SHARED VOTING POWER
                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Doerr is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Doerr disclaims beneficial ownership of
                                       the shares held directly by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
                                   --------------------------------------------
                                    7  SOLE DISPOSITIVE POWER             6,977
                                   --------------------------------------------
                                    8  SHARED DISPOSITIVE POWER

                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Doerr is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Doerr disclaims beneficial ownership of
                                       the shares held directly by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
-------------------------------------------------------------------------------

          9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         2,905,101
-------------------------------------------------------------------------------
         10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
         11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              12.6%
-------------------------------------------------------------------------------
         12  TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 56781Q109                13G                      Page 8 of 16 Pages
-------------------------------------------------------------------------------
          1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III

-------------------------------------------------------------------------------
          2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                    (a)  / /    (b)  /X/
-------------------------------------------------------------------------------
          3  SEC USE ONLY

-------------------------------------------------------------------------------
          4  CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

-------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH          5  SOLE VOTING POWER                  2,791
                                   --------------------------------------------
                                    6  SHARED DISPOSITIVE POWER
                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Hearst is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Hearst disclaims beneficial ownership of
                                       the shares held directly by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
                                   --------------------------------------------
                                    7  SOLE DISPOSITIVE POWER             2,791
                                   --------------------------------------------
                                    8  SHARED DISPOSITIVE POWER
                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Hearst is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Hearst disclaims beneficial ownership of
                                       the shares held directly by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
-------------------------------------------------------------------------------

          9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         2,900,915
-------------------------------------------------------------------------------
         10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
         11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              12.5%
-------------------------------------------------------------------------------
         12  TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 56781Q109                  13G                    Page 9 of 16 Pages
-------------------------------------------------------------------------------
          1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA

-------------------------------------------------------------------------------
          2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                    (a)  / /   (b)  /X/
-------------------------------------------------------------------------------
          3  SEC USE ONLY

-------------------------------------------------------------------------------
          4  CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

-------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH          5  SOLE VOTING POWER                  3,488
                                   --------------------------------------------
                                    6  SHARED VOTING POWER
                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Khosla is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Khosla disclaims beneficial ownership of
                                       the shares held directly by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
                                   --------------------------------------------
                                    7  SOLE DISPOSITIVE POWER             3,488
                                   --------------------------------------------
                                    8  SHARED DISPOSITIVE POWER
                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Khosla is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Khosla disclaims beneficial ownership of
                                       the shares held directly by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
-------------------------------------------------------------------------------

          9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         2,901,612
-------------------------------------------------------------------------------
         10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
         11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              12.5%
-------------------------------------------------------------------------------
         12  TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 56781Q109                 13G                   Page 10 of 16 Pages
-------------------------------------------------------------------------------
          1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB

-------------------------------------------------------------------------------
          2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                    (a) / /     (b) /X/
-------------------------------------------------------------------------------
          3  SEC USE ONLY

-------------------------------------------------------------------------------
          4  CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

-------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH          5  SOLE VOTING POWER                  2,791
                                   --------------------------------------------
                                    6  SHARED VOTING POWER
                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Lacob is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Lacob disclaims beneficial ownership of
                                       the shares held directly by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
                                   --------------------------------------------
                                    7  SOLE DISPOSITIVE POWER             2,791
                                   --------------------------------------------
                                    8  SHARED DISPOSITIVE POWER

                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Lacob is a general partner of KPCB VIII
                                       Associates and KPCB VII Associates. Mr.
                                       Lacob disclaims beneficial ownership of
                                       the shares held directly by KPCB Java,
                                       KPCB VIII, KPCB VIII FF and KPCB ZF II.
-------------------------------------------------------------------------------
          9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         2,900,915
-------------------------------------------------------------------------------
         10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
         11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              12.5%
-------------------------------------------------------------------------------
         12  TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 56781Q109                13G                     Page 11 of 16 Pages
-------------------------------------------------------------------------------
          1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE

-------------------------------------------------------------------------------
          2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                    (a)  / /    (b) /X/
-------------------------------------------------------------------------------
          3  SEC USE ONLY

-------------------------------------------------------------------------------
          4  CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

-------------------------------------------------------------------------------
     NUMBER OF SHARES               5  SOLE VOTING POWER
  BENEFICIALLY OWNED BY                10,988 shares of which 7,500 shares are
EACH REPORTING PERSON WITH             held through vested options
                                       (exercisable within 60 days).
                                   --------------------------------------------
                                   6   SHARED VOTING POWER
                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Mackenzie is a general partner of KPCB
                                       VIII Associates and KPCB VII Associates.
                                       Mr. Mackenzie disclaims beneficial
                                       ownership of the shares held directly by
                                       KPCB Java, KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
                                   --------------------------------------------
                                    7  SOLE DISPOSITIVE POWER
                                       10,988 shares of which 7,500 shares are
                                       held through vested options (exercisable
                                       within 60 days).
                                   --------------------------------------------
                                    8  SHARED DISPOSITIVE POWER
                                       2,898,124 shares of which 1,988,745
                                       shares are directly held by KPCB Java,
                                       760,795 shares are directly held by KPCB
                                       VIII, 72,453 shares are directly held by
                                       KPCB ZF II, and 76,131 shares are
                                       directly held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       Java Associates, KPCB VIII and KPCB VIII
                                       FF. KPCB Java Associates is the general
                                       partner of KPCB Java. KPCB VII Associates
                                       is the general partner of KPCB ZF II. Mr.
                                       Mackenzie is a general partner of KPCB
                                       VIII Associates and KPCB VII Associates.
                                       Mr. Mackenzie disclaims beneficial
                                       ownership of the shares held directly by
                                       KPCB Java, KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
-------------------------------------------------------------------------------
          9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         2,909,112
-------------------------------------------------------------------------------
         10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
         11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              12.6%
-------------------------------------------------------------------------------
         12  TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     ITEM 1(a)       NAME OF ISSUER:

                     Marimba, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     440 Clyde Avenue
                     Mountain View, CA 94043

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates. KPCB VIII Associates is general partner to KPCB Java Associates, KPCB VIII and KPCB VIII FF. KPCB Java Associates is general partner to KPCB Java. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     56781Q109

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB Java, KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Marimba, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                          KPCB VIII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                        LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature: /s/ Michael S. Curry      Signature: /s/ Brook H. Byers
           ------------------------             --------------------------
           Michael S. Curry                      Brook H. Byers
           Attorney-in-Fact                      A General Partner

                                     KPCB JAVA FUND, L.P., A CALIFORNIA
                                     LIMITED PARTNERSHIP

                                     By KPCB Java Associates, L.P., a California
                                     Limited Partnership, its General Partner

                                     By KPCB VIII Associates, L.P., a California
                                     Limited Partnership, its General Partner


                                     Signature:    /s/ Brook H. Byers
                                                   --------------------------
                                                   Brook H. Byers
                                                   A General Partner

                                  EXHIBIT INDEX

                                                                                               FOUND ON SEQUENTIALLY
EXHIBIT                                                                                            NUMBERED PAGE
-------                                                                                            -------------
Exhibit A:  Agreement of Joint Filing                                                                    15
Exhibit B:  List of General Partners of KPCB VIII Associates                                             16


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of Marimba, Inc., held by KPCB Java Fund, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                          KPCB VIII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                        LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:  /s/ Michael S. Curry        Signature:  /s/ Brook H. Byers
            ------------------------               ----------------------------
            Michael S. Curry                       A General Partner
            Attorney-in-Fact

                                         KPCB JAVA FUND, L.P.,
                                         A CALIFORNIA LIMITED PARTNERSHIP


                                         By KPCB Java Associates, L.P., a
                                         California Limited Partnership, its
                                         General Partner

                                         By KPCB VIII Associates, L.P., a
                                         California Limited Partnership, its
                                         General Partner


                                         Signature:   /s/ Brook H. Byers
                                                   ----------------------------
                                                   Brook H. Byers
                                                   A General Partner

                                    EXHIBIT B

                               GENERAL PARTNERS OF

             KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) Joseph S. Lacob*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Douglas J. Mackenzie*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.